Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-172884 and 333-179890 on Form S-3 and Registration Statements Nos. 033-63793, 333-27501, 333-31065, 333-67155, 333-86223, 333-31162, 333-60616, 333-62378, 333-107081, 333-134130, 333-157988, 333-157990, 333-170796, 333-181495, 333-184040, 333-184044, and 333-189133 on Form S-8 of Pinnacle Entertainment, Inc. and in the Current Report filed October 29, 2013 by Pinnacle Entertainment, Inc. on Form 8-K/A of our reports dated February 28, 2013, with respect to the consolidated financial statements of Ameristar Casinos, Inc., and the effectiveness of internal control over financial reporting of Ameristar Casinos, Inc., included in its Annual Report (Form 10-K) of Ameristar Casinos, Inc. for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Las Vegas, Nevada
October 29, 2013